EXHIBIT 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Tekelec on Form S-8 of our report dated May 7, 2004 on the financial statements of VocalData, Inc. for the year ended December 31, 2003 appearing in the Current Report on Form 8-K/A of Tekelec filed on December 6, 2004.

/s/ Deloitte & Touche LLP

Dallas, Texas
December 7, 2004